THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSOCIATE SPONSORSHIP AGREEMENT

THIS AGREEMENT is entered into as of this 28th day of November, 2006 by and between Kenny Bernstein Racing, Inc. (hereinafter “Owner”), a Texas corporation, with a main place of business at 347 Hitching Post, Fairview, TX  75069 and AlphaTrade.com (hereinafter “AlphaTrade”), with a principal office at 1111 W. Georgia St, #1820, Vancouver, BC V6E 4M3 Canada. Owner and AlphaTrade shall be collectively referred to as the “Parties.”

WHEREAS, Owner is engaged in the business of drag racing and utilizes the services of drivers, pit crew, members, mechanics, administrators and others (the “Team Members”) for the assembling, maintenance, and racing of the Funny Car (“Funny Car”) race vehicles in the National Hot Rod Association (“NHRA”) national events and for the operation and maintenance of transport and other support vehicles (“Support Vehicles”); and

WHEREAS, Owner and AlphaTrade desire to enter into an agreement under which AlphaTrade will agree to provide financial sponsorship for the Funny Car race vehicles owned by Owner and a race team affiliated with Owner entered in the year 2007, 2008 and 2009 NHRA national events; and

WHEREAS, AlphaTrade desires to enter into this Agreement in reliance of Owner representing that it will enter the Funny Car race vehicles owned by Owner and a race team affiliated with Owner in all National NHRA events (the “Events”) per year in the year 2007, 2008 and 2009; and

WHEREAS, AlphaTrade desires to enter into this Agreement in reliance on Owner and Driver using their best efforts to qualify for and race in all of the Races; and

WHEREAS, Owner represents and warrants that it has not previously granted the promotional and other rights granted herein for the years 2007, 2008 and 2009 and that such rights granted to AlphaTrade will not conflict with any rights granted to Owner’s Sponsors (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.         Definitions; Sanctioning Body.

Definitions. The following terms shall have the specified meanings for the purposes of this Agreement:

                        (a)  “Racing Event “ or “Race” or “Races” shall mean all events included within the year 2007, 2008 and 2009 schedule of National events sponsored and sanctioned by NHRA, a 2007 schedule is annexed hereto as Exhibit A. Each calendar year of 2007, 2008 and 2009 shall be referred to as the “Year”.

                        (b)  “Race Team” shall include the Funny Cars owned by Owner and to be entered in the Races, the Team Members and all other persons retained or hired by Owner to provide services related to participation in the Races.

                        (c)  “Race Car” shall mean a Funny Car drag race vehicle designated as the “Monster Energy/Lucas Oil Funny Car,” owned and operated by Owner and entered in the Races.

                        (d)  “Driver” shall mean Kenny Bernstein.  In the event Kenny Bernstein should be unable to serve as driver during the term of this Agreement due to injury or illness, retirement of Kenny Bernstein as the driver of the Race Cars, or circumstances beyond the control of Kenny Bernstein, Owner shall retain a qualified substitute driver, subject to AlphaTrade’s approval (of which approval shall not be unreasonably withheld), to complete the Events and to provide promotional services and personal appearances, along with Kenny Bernstein, over the term of this Agreement.

                        (e) “Sanctioning Body” shall mean the NHRA. Owner represents and warrants that the Races in which it participates will be conducted in accordance with the rules of the NHRA. Owner further represents and warrants that Owner, Race Team and Driver, participating in the Events will be members in good standing of or sanctioned by or otherwise eligible to participate in the Events by the NHRA.

            2.         Sponsorship.  Owner hereby grants AlphaTrade an associate sponsorship and promotional rights for the Driver, Race Team, Race Cars and Support Vehicles, all as more fully provided in this Agreement. AlphaTrade acknowledges that Monster Energy Drink is the primary sponsor of the Funny Car and Race Team and that AlphaTrade as an associate sponsor has been approved by the primary sponsor. Monster Energy Drink (“Monster”) and Lucas Oil shall be collectively referred to as the “Sponsors.”

            3.         Sponsorship Rights.  Owner shall have the following obligations and provide the following rights to AlphaTrade during the Term of this Agreement:

                        (a)        Owner and Driver shall each use their best efforts to qualify for and race in all of the Races;

                        (b)        Owner shall own and make available the Race Cars to compete in the Racing Events herein defined, and shall provide garage, repair and storage facilities for the Race Cars.

                        (c)        Kenny Bernstein shall serve as the driver of the Race Cars and for other promotional services and personal appearances necessary to carry out this Agreement, as further set forth in Section 4 of this Agreement. In the event Kenny Bernstein should be unable to serve as driver during the term of this Agreement due to injury or illness, or retirement of Kenny Bernstein as the driver of the Race Cars, or circumstances beyond the control of Kenny Bernstein, Owner shall retain a qualified substitute driver, subject to AlphaTrade’s approval (which approval shall not be unreasonably withheld), to complete the events and to provide promotional services and personal appearances, along with Kenny Bernstein, over the term of this Agreement.

                        (d)        Owner shall provide all parts, accessories, equipment, trailers and transporters necessary to enter the Racing Events, and shall service, maintain and repair the Race Cars so that they are in good condition and repair suitable for use in the Races.

                        (e)        Owner will retain the services of personnel necessary to enter the Races.

                        (f)         The Monster Energy/Lucas Oil Funny Car shall display the AlphaTrade logo, a form of which is annexed hereto as Exhibit B, in 4 locations to be mutually determined by the Parties.

                        (g)        The Budweiser/Lucas Oil Top Fuel Dragster will display the AlphaTrade logo, a form of which is annexed hereto as Exhibit C, in 2 locations to be mutually determined by the Parties.

                        (h)        The race car transporter, hospitality transporter and mobile machine shop transporter (for both the Monster Energy/Lucas Oil Funny Car Team and Budweiser/Lucas Oil Top Fuel Dragster Team) shall display AlphaTrade identification on both sides of equipment.

                        (i)         Owner shall provide crew and driver uniforms which display AlphaTrade identification, a form of which is annexed hereto as Exhibit D, and shall require the Driver and all crew members (of the Monster Energy/Lucas Oil Funny Car Team and Budweiser/Lucas Oil Top Fuel Dragster Team) to wear such uniforms during all races.  No identification or logos shall appear on the Driver or crew uniforms that conflict with AlphaTrade.

                        (j)         AlphaTrade shall have the right to have their name and Logo included in the graphic package that is permanently printed on the Hospitality area tents/awnings which are located adjacent to the Race Team’s pit area.

                        (k)        AlphaTrade shall have the right to the personal appearances described in Section 4.

                        (l)         AlphaTrade shall have the right to have AlphaTrade’s name and/or Trademarks included in the Press Kit used in connection with the Race Team.

                        (m)       Owner will include the AlphaTrade name, trading symbol and Websites in all press releases issued by the Race Team or the Owner, including but not limited to press releases containing a caption reference to major Sponsors, by including a caption at the bottom of all said press releases that reads the same or similar to the following: “Please visit our sponsors [identification of other major sponsors here] and AlphaTrade.Com [OTCBB: APTD.OB] at www.alphatrade.com or at www.alphatradefn.com.”

                        (n)        AlphaTrade shall have the right to access Owner’s mailing list (all or part, subject to Owners discretion) in a mutually agreeable physical format for AlphaTrade’s use only during the Term and only for such mailings by AlphaTrade as are approved by Owner in writing, in advance.

                        (o)        AlphaTrade shall have the right, with the prior approval of Owner, to give away promotional merchandise in connection with advertising or promoting AlphaTrade’s services and products, pursuant to Section 5 of this Agreement as long as it does not conflict with any merchandise or souvenirs being sold in Owners souvenir trailer.

                        (p)        AlphaTrade shall have the right to use the names, photographs, descriptions, voices, videotapes and film clips (not to exceed sixty (60) minutes in length) and the likeness of the Race Team, Driver, the Race Cars and the Support Vehicles for purposes of advertising and promotion of AlphaTrade’s products and services during the Term of this Agreement, subject to Owner’s prior approval, provided that AlphaTrade shall cause any graphic depiction of the Race Cars and the Support Vehicles to reflect the subjects as they actually are and without alteration or elimination of any other sponsor’s trademarks or logos.

                        (q)        AlphaTrade shall have the right to advertise and promote its sponsorship of the Owner and Driver contemplated by this Agreement on AlphaTrade’s websites, www.alphatrade.com, www.alphatradefn.com (collectively the “Websites”), subject to Owner’s reasonable approval of the content thereof.

                        (r)        Subject to Owner’s standard terms and conditions, AlphaTrade shall have the right to have a banner link, similar to that of Lucas Oil and Mac Tools, to the Websites in order to advertise and promote AlphaTrade’s products and services and its sponsorship hereunder, on the website, if any, maintained by Owner or Driver, subject to Owner’s reasonable approval of the content thereof.

                        (s)        Owner and Race Team will use its best efforts to provide assistance to AlphaTrade, as AlphaTrade may request, in helping to secure hospitality needs, tickets, credentials and media arrangements in connection with the Race Events. Owner and Race Team will use their best efforts to provide AlphaTrade with two hard card annual credentials.

                        (t)         AlphaTrade shall have the right to sell or give away promotional merchandise in compliance with Section 5 of this Agreement

            4.         Promotional Responsibilities of Owner.             Owner and its employees shall provide and cooperate with AlphaTrade to schedule the following personal appearances by the Driver (or other Team Member if Driver is not available, subject to AlphaTrade’s approval) during the Term of this Agreement, for the benefit of AlphaTrade:

                        (a)        at each Racing Event (onsite at the Race Track) where AlphaTrade hosts any type of social or promotional event, Owner shall cause Driver to be available for at least one (1) appearance of at least 5-15 minutes duration; provided that the appearances as contemplated under this Section 4(a) shall not be included under the definition of personal appearances as contemplated under Section 4(b) of this Agreement;

                        (b)        during the Term of this Agreement, Owner shall cause Driver to be available for up to ten (10) personal appearances per year at events scheduled by AlphaTrade subject to Driver’s prior professional commitments, which events may be employee, customer, charity or other promotional events hosted by AlphaTrade at locations in the continental United States designated by AlphaTrade. Each such appearance shall be of such duration as mutually agreed to by the parties. Such appearances shall include, but not limited to, participation in the preparation of television, radio or magazine advertising for AlphaTrade, public appearances, photographic and recording sessions, sales meetings and trade shows. No additional compensation shall be due Owner or Driver in connection with such personal appearance, except that AlphaTrade shall reimburse Owner for reasonable travel, hotel and meal expenses incurred by Driver in connection with such appearances. Appearances by the Driver, in excess of ten (10) each year, shall be at a fee of $* per appearance, payable at the Owner’s option in cash or in stock of AlphaTrade. Provided that a personal appearance as contemplated by this Section 4(b) accompanied by a photographic or a recording session shall constitute only one appearance and not two separate personal appearances, and, if AlphaTrade requests that Owner or Driver make more than one personal appearance in the same day, that too will only be counted as one appearance.  It is further agreed that special consideration will be given, by the Owner and Driver, as to the travel time it takes for long distance trips.  Travel days shall not count against personal appearances.

                        AlphaTrade will not request personal appearances at times or locations which would interfere with the Team’s or the Driver’s preparation for or participation in any Race Event hereunder, or with any practice, testing, development or other prior commitment of the Owner or the Driver.  All appearances by the Owner or Driver on behalf of AlphaTrade shall be subject to the reasonable approval of Owner, and shall be consistent with and designed to preserve and foster the good name, reputation, and public image of the Owner or Driver.

                        AlphaTrade agrees to attempt to give Owner at least 10 calendar days prior notice of the times and places the Driver is to appear.  Owner agrees to exercise its best efforts to comply with such requests, consistent with the Driver’s travel and racing schedule.

            (c)        Owner shall have no right to use or license to third parties any of AlphaTrade’s names, logos, trademarks or other identifying marks without the prior consent of AlphaTrade.  AlphaTrade gives its consent to the use of its name and trademark as displayed on the Race Car by the primary sponsor and secondary sponsors of the Race Car in advertising and promotional material. AlphaTrade also agrees that Owner may use AlphaTrade’s name and trademark for the purpose of producing souvenir items that relate to the Monster Energy Race Team and the Budweiser Top Fuel Dragster Team.

            (d)        Owner agrees to have the Driver, while making appearances on behalf of AlphaTrade away from the race track as set forth in this Section 4, wear appropriate attire, as directed by AlphaTrade, subject to Owner’s reasonable approval (which approval shall not be unreasonably withheld), with AlphaTrade logo to be the exclusive logo on such attire.

            5.         Other Sponsor Rights.

                        (a)        In addition to the other rights granted to AlphaTrade, AlphaTrade shall have the right at no fee or compensation to Owner or others, to use the name “Monster Energy/Lucas Oil Race Team” and “Budweiser/Lucas Oil Top Fuel Dragster Team” and the names, trademarks, photographs of and likeness of the Driver and Brandon Bernstein, other team members and the Monster Energy/Lucas Oil Funny car and the Budweiser/Lucas Oil Dragster in AlphaTrade’s advertising (including print, point of purchase, radio and television) during the term of this Agreement with the prior approval of Owner (which approval shall not be unreasonably withheld). All advertising and/or promotional material using the image of the Monster Energy/Lucas Oil Funny car and the Budweiser/Lucas Oil Dragster must show the race car complete with all sponsors (this also applies to the Trucks, Trailers, all support equipment, team uniforms, etc.) and shall be consistent with and designed to preserve and foster the good name, reputation, and public image of the Owner, Driver, Brandon Bernstein or any of Owner’s and Brandon Bernstein’ sponsors.

                        (b)        Merchandising. During the Term of this Agreement, AlphaTrade shall have the right to:

                                    (i)         subject to the provisions of Section 5(b)(iv) below, give away promotional merchandise produced by Owner or by a licensee of Owner, bearing the Owner’s, Race Car’s and/or Driver’s trademarks and likeness in connection with its advertising and promotion of AlphaTrade’s products (“Give Away Merchandise”),

                                    (ii)        subject to the provisions of Section 5(b)(iv) below, sell promotional merchandise produced by Owner or by a licensee of Owner bearing Owner’s, Race Car’s and/or Driver’s trademarks and likeness in connection with its advertising and promotion of AlphaTrade’s products (“For Sale Merchandise”), including having the ability, to sell For Sale Merchandise on the Websites or pursuant to the direction of AlphaTrade, and

                                    (iii)       manufacture merchandise bearing a depiction of a Funny Car (“Manufactured Merchandise”), either with or without AlphaTrade logo, provided that, the Manufactured Merchandise shall not depict or contain the Monster Energy/Lucas Oil Funny Car or the Budweiser/Lucas Oil Top Fuel Dragster logos, or the names, images or marks of the Driver, Brandon Bernstein or the Race Team unless previously approved by Owner.

                                    (iv)       All Give Away Merchandise, For Sale Merchandise and the merchandise described in Section 5(b)(iii) above  (1) shall be subject to Owner’s written approval, which shall not be unreasonably withheld, (2) shall not violate NHRA rules or regulations, (3) if sold, given away or distributed at a Racing Event,  shall not conflict or be incompatible with the merchandise of Owner being sold, distributed or given away by Owner or any third parties at such Racing Event.

                                    (v)        Owner shall use its best efforts to assist AlphaTrade in obtaining any licenses or permits to the extent required under this Section 5(b).

                        (c)        Royalty, Waiver of Royalty. In the event AlphaTrade desires to sell For Sale Merchandise:

                                    (i)         AlphaTrade shall pay Owner’s royalty fees thereon, and

                                    (ii)        Owner shall use its best efforts to assist AlphaTrade in obtaining best possible wholesale price on the For Sale Merchandise.

            In the event AlphaTrade desires to give away Give Away Merchandise:

                                    (i)         Owner agrees to waive any royalty fees due to it thereon, and

                                    (ii)        Owner shall use its best efforts to assist AlphaTrade in obtaining best possible wholesale price on the Give Away Merchandise.

                        (d)        AlphaTrade shall have the right to request in writing, at any time, that Owner remove its name from any and/or all signage and other materials associated with the Race Team, Race Cars, Support Vehicles and Driver, if:

                                    (i)         any such removal is required by law or is required in order to comply with any applicable law, including, but not limited to SEC rules and regulations, or

                                    (ii)        AlphaTrade shall terminate this Agreement pursuant to Section 11(b) of this Agreement.

            Owner shall use its best efforts to comply with said request. Owner shall notify AlphaTrade in writing if time does not reasonably permit compliance with AlphaTrade’s request.

6.         Fee.     In consideration for the obligations and services of Owner, Driver and the sponsorship rights granted herein, AlphaTrade agrees to pay Owner a sponsorship fee (the “Sponsorship Fee”) for the years 2007, 2008 and 2009 racing season as follows:

Year 2007:

 Annual Total:  $* payable as follows:

  $* due upon signing of the Agreement (but no later than November 28th, 2006)

  $* due February 28, 2007

      $* due May 30th, 2007

      $* due August 31, 2007

 Year 2008:

 Annual Total:  $* payable as follows:

  $* due November 1st, 2007

  $* due February 28, 2008

      $* due May 30th, 2008

      $* due August 31, 2008

Year 2009:

Annual Total:  $* payable as follows:

$* due November 1st, 2008

$* due February 28, 2009

$* due May 30th, 2009

$* due August 31, 2009

Time is of the essence in the making of these payments.

7.         Term.   The term of this Agreement shall commence immediately and shall continue in effect through December 31, 2009, unless earlier terminated as hereafter provided. The Parties acknowledge that the Race Season begins January 1, 2007.

8.         Option to Renew; Right of First Refusal.

                        (a)        If Owner elects to continue to enter the Funny Car race vehicles in the Races past the initial term of this Agreement, Owner hereby grants to AlphaTrade the right to renew this Agreement for the three year period commencing immediately after the expiration of the initial Term of this Agreement on the same terms and conditions as contained herein with the exception of the Sponsorship Fee specified in Section 6 and appropriate changes in dates. If Owner elects to continue to enter the Funny Car race vehicles in the Races past the initial term of this Agreement, Owner shall propose to AlphaTrade, in writing, the cost of the Sponsorship fee on or before March 1, 2009. AlphaTrade shall have the right to exercise said option, by giving Owner written notice thereof on or before April 15, 2009. If AlphaTrade does not accept such proposal within such time, Owner shall be free to contract with any third party with respect to any or all such rights or Owner has the option of revoking its election to continue.

                        (b)        In the event that Monster Energy Drink or Lucas Oil do not renew their sponsorships with Owner, or in the event their sponsorships terminate on the Monster Energy/Lucas Oil Funny Car, Owner agrees to give AlphaTrade the first option to purchase those rights on terms and conditions similar to what Monster Energy/Lucas Oil currently has with the Owner, with the exception of the Sponsorship Fee.  AlphaTrade will have 30 days after receiving such proposal within which to accept and enter into a contract.  If AlphaTrade does not accept the proposal within such time, Owner shall be free to contract with any third party with respect to any and all such rights or Owner has the option to enter the Races without such sponsorship on the Race Car or terminate this Agreement.

            9.         Exclusivity and Ambush Protection.

                        (a)        Competitive Product Protection. During the Term, Owner represents and warrants that it will not authorize any other person or company to promote any product competitive to the products or antithetical or incompatible with the products of AlphaTrade that are currently being marketed or promoted by AlphaTrade as of the date of this Agreement and that it will not authorize or permit any authorized sponsor or supplier to permit any such third party (such as a tie-in partner) to be associated in any way with the Owner or to derive any rights through such authorized sponsor or supplier to be associated with the Owner with respect to a product competitive to the products hereunder.

                        (b)        Competitive Company Protection. During the Term, Owner represents and warrants that it will not authorize any seller of any product or service competitive to any product or service of AlphaTrade or antithetical or incompatible with the products or services of AlphaTrade that are currently being marketed or promoted by AlphaTrade as of the date of this Agreement, (regardless of the exact product or service to be promoted by such third party) to be an official or an associate sponsor or supplier of the Race Team or the Owner and that it will not authorize or permit any authorized sponsor or supplier to authorize or permit any such third party (such as a tie-in partner) to be associated in any way with the Race Team or to derive any rights through such authorized sponsor or supplier to be associated with the Race Team.

                        (c)        Competitive/Antithetical Product Definition. For the purposes of this Agreement, competitive products shall include E-signal, Quote.com, Pcquote, Stockwatch, Dtniq, Quotemedia, Money.net, Bigcharts.com, Bloomberg, Thompson, Reuters, Cbsmarketwatch, Marketwatch, DBC.com, Bigcharts, Globeinvestor, Freerealtime.com, Kitco, Stockcharts.com, Cnbc.com, Cnnfn.com, Ragingbull.com, Clearstation.com and antithetical products shall include products produced by companies known to be involved in, or associated with, directly or indirectly, any organization dealing in or having links to, illegal arms, terrorism, the on-line gaming industry (with the exception of limited circumstances when a hotel/casino provides rooms in return for limited signage on the Race Car), pornography, any sexually related products.

                        (d)        Ambush Prevention-Team's Action. Owner agrees to take all reasonable measures to prevent the unauthorized use of Owner's trademarks (and facsimiles thereof) and to prevent the dilution of the value of AlphaTrade’s rights hereunder.

            10.       Early Retirement.          Beginning October 1, 2007 Kenny Bernstein may elect, by notice in writing to AlphaTrade on or before October 15 of each calendar year during the term of this Agreement, to take “Early Retirement.” “Early Retirement” shall mean Kenny Bernstein retiring as a driver of the Race Car and from the business of Funny Car drag racing and ceasing to fulfill his obligations from promotional services and personal appearances with respect to the Race Cars, as contemplated by Section 4 of this Agreement.

            11.       Termination.

                        (a)        Without prejudice to any other rights or remedies that the Parties may have, either party may terminate this Agreement immediately by delivery of notice to the other party at any time if any of the following events shall occur:

                                    (i)         either party shall breach this Agreement in any material respect, which breach shall remain uncured for a period of fifteen (15) days following written notice thereof;

                                    (ii)        any of the following events shall occur with respect to a party:  the party shall (1) make an assignment for the benefit of creditors, (2) be adjudicated bankrupt, (3) file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under Title 11 of the United States Code or any successor or other federal or state insolvency law (“Bankruptcy Law”), (4) have filed against it an involuntary petition in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law, which petition is not discharged within thirty (30) days, (5) shall apply for or permit the appointment of a receiver or trustee for its assets, or (6) any of the Parties should cease doing business for any reason.

                                    (iii)       any of the representations, covenants or warranties made by a party in this Agreement shall prove to be untrue or inaccurate in any material respect.

                                    (iv)       Parties shall fail to mutually agree on a substitute driver in the event Kenny Bernstein should be unable to serve as driver during the term of this Agreement due to injury or illness or retirement or circumstances beyond the control of Kenny Bernstein (of which approval shall not be unreasonably withheld).

                        (b)        AlphaTrade shall have the option to terminate this Agreement at any time if any of the following occurs:

                                    (i)         Owner elects to take Early Retirement pursuant to Section 10.

                                    (ii)        Any person, entity or group, other than Kenny Bernstein, purchases or acquires Controlling Interest of the Race Team. “Controlling Interest” shall mean a purchase, tender or exchange consummated pursuant to an offer made to and accepted by a sufficient number of holders of the outstanding shares of common stock of Owner such that after consummation of such purchase, tender or exchange, the person or group of persons proposing such purchase, tender or exchange beneficially own 51% or more of the outstanding common stock of Owner.

                                    (iii)  In the event any governmental agency regulating securities transactions shall notify AlphaTrade that AlphaTrade’s association with other sponsors of the Race Cars is prohibited and/or shall threaten sanctions against AlphaTrade due to such association and Owner shall fail to disassociate itself from such sponsor to the satisfaction of such agency in a timely manner.

                                    (iv)     (1) Driver commits an act involving moral turpitude or dishonesty, whether or not in connection with Driver’s employment with the Owner (including, without limitation, the commission by Driver of a felony, as evidenced by his conviction therefor (including a plea of nolo contendere therefor), (2) upon occurrence of any conduct, action or behavior by Driver or Owner that has or may reasonably be expected to have a material adverse effect on the reputation of the AlphaTrade or Owner’s reputation (including, without limitation, the commission of a fraud by Driver in the course of his employment with the Owner)

                        Provided that in the event that AlphaTrade terminates this Agreement under Section 11(a)(i) as a result of Owner’s breach of Section 3 (a), Owner shall refund a pro-rata portion of the Sponsorship Fee paid by AlphaTrade under Section 6 of this Agreement for the calendar year of termination.

                        Upon termination or expiration of this Agreement (i) Owner shall remove all AlphaTrade references and trademarks from the Race Cars, transporters, hospitality units, supporting vehicles and materials in the possession of Owner, and (ii) AlphaTrade shall immediately cease using the names, photographs, descriptions, voices, likeness, trademarks, tradenames and logos of Owner, Driver, Kenny Bernstein, Race Car and Race Team, Owner’s sponsors and those of Brandon Bernstein and the Budweiser/Lucas Oil Top Fuel dragster.

                        12.       Sole Risk.  Owner acknowledges and agrees that race cars entered in any Race by Owner shall be entered for Owner’s sole account and risk. Neither Owner nor its Driver, mechanics, crew, other employees or shareholders shall make any claim against AlphaTrade for salary or other payment except as specifically provided herein.

Owner shall obtain from its Driver and other employees appropriate releases in the form  attached hereto as Exhibit E absolving Owner and AlphaTrade and their subsidiaries, affiliates, officers, employees and shareholders of all liability for damages, injury or death suffered by the Driver or other employees as a result of or arising out of racing related activities.

            13.       Liabilities and Indemnity.  Owner shall be solely responsible for all claims and liabilities, of whatever kind, arising out of or incidental to its racing activities, including but not limited to, claims for personal injury and property damage of Owner, its Driver, Owner’s employees, spectators, other racing teams and other third parties.

                        Owner further agrees to defend, indemnify, and save AlphaTrade, its officers, directors, agents and employees harmless from and against any and all claims, actions, suits, judgments, cost and fees, including reasonable attorney’s fees, which arise from the acts and/or omissions of Owner, its Driver, mechanics, employees, agents, contractors, spectators, other racing teams or third parties under its control or which arise out of or are related to Owner’s racing activities, transportation to and from Races, and all other acts or omissions of Owner and Owner’s employees and agents.

            14.       Insurance.  Owner shall obtain and keep in force a policy or policies of insurance of the following types and limits to cover the Race Cars, Team transport vehicles, and all activities of Owner, the Team and all of the Owner’s employees and agents during this Agreement:

                        a)         Racing Owners/Sponsor Liability policy

                        b)         Commercial general and automobile liability in combined single limits of at least $5 million.

            Such policies shall provide coverage on an occurrence basis and shall include AlphaTrade as a named insured.  No such liability insurance shall be deemed in any way to limit Owner’s obligations under Paragraph 10 of this Agreement.  Upon request of AlphaTrade from time to time, Owner shall deliver satisfactory proof that such insurance is in full force and effect.

                        c)         Worker’s Compensation - as required by law.

            15.       Compliance with Law.  Owner shall, at its sole expense, comply with all federal, state and local laws and regulations applicable to its business and racing activities contemplated hereby.

            16.       Warranties.

                         (a)        Owner Warranties. Owner represents and warrants that:

                                    (i)         it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms without violating the rights of any other person;

                                    (ii)        Owner’s trademarks do not infringe the trademarks or trade names or other rights of any other person;

                        (iii)       it has all government licenses, permits or other authorizations necessary to participate in the Events as contemplated under this Agreement;

                                    (iv)       it will comply with all applicable laws, regulations and ordinances pertaining to the promotion and conduct of its business hereunder; and

                        (v)        it has not previously granted the promotional and other rights granted pursuant to this Agreement for the years 2007, 2008 and 2009 and that such rights granted to AlphaTrade will not conflict with any rights granted to Sponsors.

                        (b)        AlphaTrade Warranties. AlphaTrade represents and warrants that:

                                    (i)         it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms without violating the rights of any other person;

                                    (ii)        all Products furnished by AlphaTrade shall be of high quality and shall be free from product defects and shall be merchantable and suited for their intended purpose.

17.       Public Announcement; Press Releases.

                        (a)          Owner acknowledges and agrees that AlphaTrade shall file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”), upon the execution of this Agreement, setting forth the terms of this Agreement. AlphaTrade undertakes to apply with the SEC for confidential treatment of the Sponsorship Fee terms of this Agreement.

                  (b)        Owner acknowledges and agrees that AlphaTrade shall have the right to make a Public Announcement or otherwise make any such public statement relating to the ordinary course of business of AlphaTrade, during the Term of this Agreement without the prior approval of Owner, in the form of a statement annexed hereto on Schedule I.

                  (c)        Owner acknowledges and agrees that AlphaTrade shall have the right to make a Public Announcement or otherwise make any such public statement during the Term of this Agreement, subject to prior approval of Owner, which approval shall not be unreasonably withheld, and Owner shall not issue any press release or otherwise make any public statement relating to the ordinary course of business of AlphaTrade, without the prior consent of AlphaTrade, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. “Public Announcement” means any press release, filing or other public announcement which (A) discloses the transactions contemplated in this Agreement, or (B) discloses any of AlphaTrade’s earnings, revenues, other financial information, joint ventures, agreements or other material developments to the extent applicable to this Agreement.

                        (d)        Notwithstanding Section 18 of this Agreement, Owner acknowledges and agrees that AlphaTrade shall have the right to make any filing with the SEC (the “SEC Filing”) or any such public statement or disclose the terms of this Agreement, without the prior approval of Owner if such disclosure is required by law or by SEC rules or regulations. AlphaTrade undertakes to apply with the SEC for confidential treatment of the Sponsorship Fee terms of this Agreement.

            18.       Approval.

                        To the extent approval of Owner or Driver is required by this Agreement, Owner agrees to use its best efforts to respond to such approval request in writing within 2 Business Days of the receipt of the request (the “Request”) as evidenced by a signature of Owner or Owners representative, which said approval shall not be unreasonably withheld. “Business Day” shall mean any day other than Saturday, Sunday, the day of the Event or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

            19.       Remedies of Owner.           In the event of the occurrence of any of the following, Owner shall have the rights set forth below:

                        (a)        If AlphaTrade should breach this Agreement in any respect, which breach shall remain uncured for a period of fifteen (15) days following written notice thereof by Owner, Owner shall have the right to terminate this Agreement at any time thereafter.  In addition, after any such breach but prior to termination by Owner, AlphaTrade shall remain obligated to perform under this Agreement, but Owner shall have the right to remove AlphaTrade’s name from the car and to terminate any exhibition of AlphaTrade’s name by the Owner, until such breach is cured.

                        (b)        If proceedings seeking to have AlphaTrade declared bankrupt or insolvent should be brought by or against AlphaTrade, or AlphaTrade should cease doing business for any reason, Owner shall have the right to terminate this agreement.

            20.       Independent Contractor.  Owner’s relationship to AlphaTrade is that of an independent contractor, and this Agreement is not intended to and shall not be deemed to create any agency, employment, partnership or joint venture relationship between the parties hereto.  Owner’s Driver, mechanics, and other employees are not intended to be and shall not be deemed to be employees or agents of AlphaTrade.

            21.       Notices.           Any notice required by this Agreement shall be sent by a commercial courier delivery service (signature required) or deposited by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Owner:

Kenny Bernstein Racing, Inc.

347 Hitching Post

Fairview, TX  75069

Attn:  Kenny Bernstein

With a duplicate copy to:

Sheryl Johnson

Kenny Bernstein Racing

26231 Dimension Dr.

Lake Forest, CA  92630

If to AlphaTrade:

AlphaTrade.com

1111 W. Georgia St., #1820

 Vancouver, BC V6E 4M3 Canada

 Attn:  Penny Perfect, CEO

With a duplicate copy to:

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas, 21st Floor

New York, NY 10016

Attn: Darrin M. Ocasio

            22.       Entire Agreement.         This Agreement incorporates the complete and final agreement of the parties relative to the subject matter hereof, and no covenant not set forth herein shall be binding.  This Agreement may not be amended or supplemented other than in writing signed by both parties hereto.

            23.       Binding Effect.              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Owner nor AlphaTrade shall have any right to assign this Agreement or delegate the performance of any duty hereunder, by operation of law or otherwise.

            24.       Applicable Law.           This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to its principles of conflicts of laws.

            25.       Captions.          The captions herein are inserted for convenience of reference only, and shall not be used in interpreting any of the terms of the Agreement.

            26.       No Waiver.      Any failure or delay in exercising any right or remedy hereunder shall not be deemed to be a waiver of such right or remedy or of any other right or remedy.

            27.       Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so.

            28.       This Agreement is entered into solely for the purchase of advertising and marketing as described herein and    for no other purposes.

            29.       Counterparts.         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one original Agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 28th day of November, 2006.

ATTEST:                                             KENNY BERNSTEIN RACING, INC.

__________________________        _________________________________      ____________

                                                            Kenneth D. Bernstein, President                        Date

ATTEST:                                             ALPHATRADE.COM

__________________________        _________________________________      ____________

                                                            Penny Perfect, CEO                                         Date

SCHEDULE I

“AlphaTrade is proud to be an official [major associate] sponsor of Kenny Bernstein Racing, Inc. and the Monster Energy/Lucas Oil Funny Car driven by Kenny Bernstein.”